Cellynx Group, Inc. announces the loss of Mr. Norm Collins Sr., Director and Officer of the Company and the appointment of Mr. Dwayne Yaretz as CEO of the Company.

SEATTLE, October 17, 2012 /PRNewswire/ -- Cellynx Group Inc. (OTCBB: CYNX), ("Cellynx" or "the Company").

Cellynx Group, Inc., today announce the loss of the Chairman of the Board of Directors of the Company, Mr. Norm Collins Sr., who recently passed away.

Mr. Daniel Bland, Chairman of 5BARz International Inc. (Cellynx’s parent Company), states “that we have lost a truly great advocate of the Cellynx business opportunity. Norm’s patience and fortitude have been a critical element of Cellynx’s ability to navigate through some very critical times of transformation for the Company. Norm is going to be missed as a business associate and a friend.”

Mr. Dwayne Yaretz, an existing Director of the Company, will assume the position as the Chief Executive Officer and Chief Financial Officer of the Company as we accelerate our route to financing and commercialization of the 5BARz™ technology and products. Mr. Yaretz is a seasoned entrepreneur with more than 25 years experience in corporate leadership. Mr. Yaretz has acted for several publicly traded companies in various capacities including President and CEO, Corporate Secretary and Chief Financial Officer and is experienced in mergers and acquisitions as well as the financing of numerous ventures, private and public in the technology and manufacturing sectors.

5BARz International Inc. & Cellynx Group, Inc.

5BARz International Inc. along with its consolidated subsidiary Cellynx Group, Inc., is a wireless Company, developing a product line for global commercialization based upon a patented technology branded under the name 5BARz™ ..

5BARz™ is a cellular network infrastructure device for use in the small office, home, and mobile market places. 5BARz™ incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz™ represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity.

5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ in the US and on the Berlin Stock Exchange ( www.boerse-berlin.com ) under symbol "O5B." Cellynx Group, Inc. shares are publicly traded on the OTCBB under the symbol “CYNX”

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward -- looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward -- looking statements whether as a result of new information, future events or otherwise.

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